EXHIBIT 10.1

_________________________________________________________________________________________________________

October 17, 2023

David J. Meyer
c/o Titan Machinery Inc.
644 East Beaton Drive
West Fargo, ND 58078-2648
Dear David:
This letter agreement amends, effective February 1, 2024, the letter agreement dated March 6, 2013, as amended to date (the “Employment Letter”) between you and Titan Machinery Inc. (the “Company”).
The paragraphs entitled “Title”, “Term”, “Responsibilities” and “Representations” are amended as follows:

Title:	You will serve as the Executive Chairman of the Company (“Executive Chairman”).
Term:	Unless terminated by either party as provided in the Employment Letter, the term of your employment as Executive Chairman shall be for a twelve-month period (the “Term”) commencing on February 1, 2024 (“Effective Date”) and ending on January 31, 2025.
Responsibilities:	During your employment with the Company as Executive Chairman, you will report to the Board of Directors of the Company (the “Board”) and will be responsible for such executive duties as reasonably assigned to you by the Board including consultation with and transition assistance to the Company’s Chief Executive Officer. You agree to serve the Company faithfully and to the best of your ability, and to devote your attention and efforts to the business of the Company. You further agree to make yourself available as needed, in a timely manner, to address business issues that may arise. You may, to a reasonable extent, participate in charitable activities, personal investment activities and outside businesses that are not competitive with the business of the Company and serve on boards of directors, so long as such activities and directorships do not interfere with the performance of your duties and responsibilities to the Company; provided, that you shall report on all such activities and directorships to the Board at least annually.
Representations:	By signing below, you represent and confirm that you are under no contractual or legal commitments that would prevent you from fulfilling your duties and responsibilities to the Company as Executive Chairman.
The paragraphs entitled “Incentive Bonus”, “Long-Term Equity” and “Severance” are hereby deleted.
By your acceptance of this amendment you agree that (1) you shall continue to serve as the Company’s Chief Executive Officer under the terms of the Employment Letter until February 1, 2024, (2) your employment as Chief Executive Officer of the Company will cease on the Effective Date, and (3) the Company’s appointment of a new Chief Executive Officer (and any actions of the Company taken in furtherance of that appointment) and, from and after February 1, 2024, the assignment of duties to you that are inconsistent with the status of Chief Executive Officer, will not constitute “Good Reason” or give rise to other rights in your favor under the Employment Letter or otherwise.
All other terms and provisions of the Employment Letter not specifically modified or altered or not specifically deleted in this amendment are hereby ratified and confirmed and shall remain in full force and effect.
Sincerely,
TITAN MACHINERY INC.

By:	/s/ Jody Horner
Jody Horner, Chair of the Compensation Committee

I accept and agree to the amendment to the Employment Letter as set forth above.

/s/ David J. Meyer
David J. Meyer

October 17, 2023
Date